2




            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2002
                                                REGISTRATION NO. _______________




                    SECURITIES  AND  EXCHANGE  COMMISSION
                            Washington,  D.C.  20549
                                    FORM S-8

     REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933


                                 Xenicent, Inc.
                                 ---------------
     (Exact  name  of  Registrant  as  specified  in  its  charter)

         North  Carolina                         36-4349865
     ------------------------                 ----------------
(State  or  other  jurisdiction  of          (IRS  Employer
incorporation  or  organization)            Identification  No.)

                   18 Brookmont Drive, Wilbraham, MA 01095
                   ----------------------------------------
     (Address  of  Principal  Executive  Offices,  including  ZIP  Code)


                   2002 Non-Qualified Stock Compensation Plan
                   ------------------------------------------
                            (Full title of the plan)

                                  Duane Bennett
                               18 Brookmont Drive
                               Wilbraham, MA 01095
                                  -------------
                     (Name and address of agent for service)

                                 (413) 599-0005
                                 --------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                      PROPOSED          PROPOSED
                      AMOUNT OF         MAXIMUM            MAXIMUM             AMOUNT OF
TITLE OF SECURITIES.  SHARES            OFFERING           AGGREGATE           REGISTRATION
TO BE REGISTERED . .  TO BE REGISTERED  PRICE PER SHARE    OFFERING PRICE(1)   FEE
--------------------  ----------------  -----------------  ------------------  -------------

..001 par value
common stock . . . .           250,000  $         .75 (1)  $          187,500  $       17.25
--------------------  ----------------  -----------------  ------------------  -------------

..001 par value
common stock
underlying stock
options. . . . . . .           100,000  $         .75 (2)  $           75,000  $        6.90
--------------------  ----------------  -----------------  ------------------  -------------

TOTALS . . . . . . .           350,000  $          .75(1)  $          262,500  $       24.15
--------------------  ----------------  -----------------  ------------------  -------------




(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported and last sale reported on the OTC Bulletin Board as of May 22, 2002.

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and is calculated upon the price of the securities in the same class.









                                   PROSPECTUS

                                 Xenicent, Inc.

                         350,000 Shares of Common Stock

     This prospectus relates to the offer and sale by Xenicent, Inc., a North Carolina corporation, of shares of its $.001 par value per share common stock to employees, directors, officers, consultants, advisors and other persons associated with Xenicent, Inc. pursuant to the 2002 Non-Qualified Stock
Compensation Plan (the "Stock Plan").   Pursuant to the Stock Plan, Xenicent,
Inc. is registering hereunder and then issuing, upon receipt of adequate consideration therefore, 250,000 shares of common stock and 100,000 shares of common stock underlying stock options.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of Xenicent, Inc. within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale.
Xenicent, Inc. is registering 100,000 shares for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of Xenicent, Inc. or any one of its subsidiaries. An "affiliate" of Xenicent, Inc. is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The common stock is traded on the OTC Bulletin Board under the symbol "XCNT."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is May 22, 2002

     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by Xenicent, Inc. with the
 Commission are qualified in their entirety by reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Xenicent, Inc., 18 Brookmont Drive, Wilbraham, MA 01095. Xenicent, Inc.'s telephone number is (413) 599-0005.

     Xenicent, Inc. is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements and other information filed by Xenicent, Inc. under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission


     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having
been authorized by Xenicent, Inc.   This prospectus does not constitute an offer
or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Xenicent, Inc. since the date hereof.

                                TABLE OF CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS                6

Item  1.  The  Plan  Information                                          6

Item  2.  Registrant Information  and  Employee  Plan  Annual Information 7

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT                   8

Item  3.  Incorporation  of  Documents  by  Reference                     8

Item  4.  Description  of  Securities                                     8

Item  5.  Interests  of  Named  Experts  and  Counsel                     8

Item  6.  Indemnification of  Officers, Directors,  Employees and Agents  9

Item  7.  Exemption  from  Registration  Claimed                          9

Item  8.  Exhibits                                                        9

Item  9.  Undertakings                                                   10

SIGNATURES                                                               12

EXHIBIT  INDEX                                                           13






















                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS
ITEM 1.  THE PLAN INFORMATION.
THE  COMPANY

     Xenicent, Inc. has its principal executive offices at 18 Brookmont Drive, Wilbraham, MA 01095. Xenicent Inc.'s telephone number is (413) 599-0005.

PURPOSE

     Xenicent, Inc. will issue common stock to employees, directors, officers, consultants, advisors and other persons associated with Xenicent, Inc. pursuant to the Stock Plan, which has been approved by the Board of Directors of Xenicent, Inc. The Stock Plan is intended to provide a method whereby Xenicent, Inc. may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in Xenicent, Inc.'s business and future prosperity, thereby advancing the interests of Xenicent, Inc. and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

COMMON  STOCK

     The Board has authorized the issuance of 350,000 shares of the common stock to certain of the above-mentioned persons upon effectiveness of this registration statement.

NO  RESTRICTIONS  ON  TRANSFER

     Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX  TREATMENT  TO  THE  RECIPIENTS

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. A recipient, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. Each recipient is urged to consult his tax advisors on this matter.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by Xenicent, Inc. for federal income tax purposes in the taxable year of Xenicent, Inc. during which the recipient recognizes income.

RESTRICTIONS  ON  RESALE

     In the event that an affiliate of Xenicent, Inc. acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to Xenicent, Inc. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. Xenicent, Inc. has agreed that for the purpose of any "profit" computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Xenicent, Inc., 18 Brookmont Drive, Wilbraham, MA 01095, where its telephone number is (413) 599-0005.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Xenicent, Inc., a North Carolina corporation (the "Company"), are incorporated herein by reference:
a. The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2001, filed with the Securities and Exchange Commission;
b. The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2001; and
c. All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The financial statements of Xenicent, Inc. are incorporated by reference in this prospectus as of and for the year ended December 31, 2001 and have been audited by Perrella & Associates, P.A., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.
Brown & Associates, PLLC has rendered an opinion on the validity of the securities being registered. Brown & Associates, PLLC is not an affiliate of Xenicent, Inc.

ITEM 6.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS.

     Under North Carolina law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that a director, officer, employee or agent may be indemnified if the person conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation. A true and correct copy of Section 55-8-51 of Chapter 55 of the North Carolina General Statutes, also know as the North Carolina Business Corporation Act, that addresses indemnification of directors, officers, employees and agents is attached hereto as Exhibit 99.1.

The bylaws of Xenicent, Inc. provide for indemnification of each person (including the heirs, executors, administrators, or estate of such person) who is or was a director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys' fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. The corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs, and expenses, whether or not the corporation would have the legal power to indemnify them directly against such liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     The effect of these provisions may be to limit the rights of Xenicent, Inc. and its stockholders (through stockholders' derivative suits on behalf of Xenicent, Inc.) to recover monetary damages and expenses against a director for breach of fiduciary duty.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.




ITEM  8.  EXHIBITS.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:
Exhibit  No.     Title
------------     -----

5.1              Legal  opinion  of  Brown  &  Associates,  PLLC

10.1             2002  Non-Qualified  Stock  Compensation  Plan

23.1             Consent  of  Brown  &  Associates,  PLLC

23.2             Consent  of  Perrella  &  Associates,  P.A.

99.1 Section 55-8-51 of the North Carolina General Statutes addressing indemnification.


ITEM  9.  UNDERTAKINGS.     The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(I)     include  any  prospectus  required by Section 10(a)(3) of the Securities
Act;
(II) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;
(b) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Wilbraham, State of Massachusetts, on May 22, 2002.

                                               Xenicent, Inc.
                                               --------------
                                                 (Registrant)

                                             /s/  Duane  Bennett
                                             -------------------
                                                Duane  Bennett
                                                President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES            TITLE                                  DATE

/s/ Duane Bennett     President, Chief Executive Officer,    May  22,  2002
-----------------     Chief Financial Officer and Director








INDEX  TO  EXHIBITS

Exhibit  No.     Title
------------     -----

5.1              Legal  opinion  of  Brown  &  Associates,  PLLC

10.1             2002  Non-Qualified  Stock  Compensation  Plan

23.1             Consent  of  Brown  &  Associates,  PLLC

23.2             Consent  of  Perrella  &  Associates,  P.A.

99.1 Section 55-8-51 of the North Carolina General Statutes addressing indemnification.